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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                           Current Report Pursuant
                        to Section 13 or 15 (d) of the
                       Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 12, 1996


                     PACIFIC INTERNATIONAL SERVICES CORP.
            (Exact Name of Registrant as Specified in Its Charter)


                                  California
                (State or Other Jurisdiction of Incorporation)


               0-11404                      95-2877371
        (Commission File Number)  (I.R.S. Employer Identification No.)


          1600 Kapiolani Boulevard, Suite 825, Honolulu, Hawaii 96814
                   (Address of Principal Executive Offices)


                                (808) 926-4242


                                Not Applicable
            (Former Name or Address, if Changed Since Last Report)



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ITEM 2.  Acquisition or Disposition of Assets
         ------------------------------------

          As previously reported in Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 1996, Registrant has been experiencing cash flow difficulties and its ability to continue to operate its automobile dealerships would depend upon cooperation of Chrysler Financial Corporation ("CFC"), Registrant's principal source of financing. Registrant has been engaged for several months in negotiations with CFC regarding its existing secured lines of credit with CFC, including arrangements for wholesale acquisition of new and used vehicles by South Seas Motors, Inc. ("South Seas"), Registrant's wholly-owned subsidiary. Registrant has sought to modify its arrangements with CFC and to obtain additional financing from CFC. In addition, Registrant has sought to obtain funds through a bank and new investors and through the sale of assets, including its automobile dealerships. Registrant has been unsuccessful in these endeavors.

          As a result of containing cash flow difficulties, Registrant and South Seas have experienced significant delinquencies in payments to their creditors, including CFC. In CFC's case, some delinquencies involved sales of vehicles without remitting the required amount of proceeds to CFC. CFC has responded by taking possession of substantially all of South Seas' inventory of new and used vehicles and the proceeds of vehicle sales: all of this inventory and proceeds was collateral under existing secured lines of credit with CFC. As a result South Seas suspended operations in late October. Further negotiations with CFC have not resulted in financing arrangements that would permit South
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                                      -2-

Seas to resume operations. Accordingly, on November 13, 1996, Registrant, South Seas and Alan Robin entered into an agreement (the "CFC Agreement") pursuant to which Registrant and South Seas were required to surrender to CFC all its collateral under secured lines of credit in lieu of foreclosure. This collateral constituted substantially all of the assets of South Seas. As a result, South Seas has ceased doing business as a going concern. Since South Seas represented Substantially all of the assets of Registrant, it too has ceased to do business as a going concern.

          As a result of the circumstances described herein, Registrant has defaulted on its payment of


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                                     -3-

interest in the amount of $14,050 under its $281,000 10% Debentures due 2007, and has no prospects for making further payment of principal or interest on the Debentures. Likewise, neither Registrant or South Seas has prospects of paying their other creditors.

          Registrant expects to wind-up its affairs promptly. Registrant's tangible assets amount to less than $1,000 and its liabilities are approximately $13 million. Substantially all of Registrant's and South Seas' employees have resigned or been terminated and, as described in Item 4 below, Price Waterhouse LLP has resigned as Registrant's independent public accountants.

          In light of these developments, Registrant lacks the resources to prepare reliable interim financial statements for financial reporting purposes. Accordingly, Registrant will not file its quarterly report on Form 10-Q for the period ended September 30, 1996, and does not expect to make any further periodic filings with the Securities and Exchange Commission.

ITEM 4.  Changes in Registrant's Certifying Accountant
         ---------------------------------------------

          (a) On November 12, 1996, Price Waterhouse LLP resigned as Registrant's independent accountants. For the years ended December 31, 1994 and 1995, Price Waterhouse's report on Registrant's financial statements did not contain an adverse opinion or a disclaimer of opinion and
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                                     - 4 -

was not qualified or modified as to uncertainty, audit scope, or accounting principles.

          During the two most recent fiscal years and the interim period preceding resignation there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure and no reportable event within the meaning of Item 304(a)(1) (iv) of Regulation S-K, 17 C.F.R. (S) 229.304.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
        ---------------------------------

          (a)  Not applicable.
          (b)  Not applicable.
          (c)  Exhibits

               1. Agreements dated November 15, 1996, among South Seas Motors, Inc., Pacific International Services Corporation, Alan Robin and Chrysler Financial Corporation.

               2.  Letter of Price Waterhouse LLP dated November 15, 1996.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PACIFIC INTERNATIONAL SERVICES CORP.
                                             (Registrant)


Date: November 18, 1996            By: /s/ Alan M. Robin
                                       ---------------------------
                                       Alan M. Robin
                                       President